Exhibit 99(p)(15)

Merganser Capital Management, LLC

Policies and Procedures

CONFIDENTIAL

I. Personnel Matters

A.	Code of Ethics

1.	Conflicts of Interest and Employee Conduct

Most Recently Amended: January 2, 2026

Adopted: June 21, 1996

Purpose:

The Code of Ethics has been established to communicate policies of professional conduct and ethical behavior applicable to all officers, directors and employees (“Employees”) of Merganser Capital Management, LLC (“Merganser” or “Company”).

Background:

No set of rules or policies can presume to fully define “professional behavior” or “ethical conduct.” These terms, by definition, are broad concepts and subject to interpretation and personal bias. Nevertheless, a written set of policies will help to minimize misunderstandings about what is considered appropriate conduct by the Company. Also, in matters of personal behavior, there is no substitute for common sense. If there are doubts or questions about the appropriateness of a certain action, either do not pursue this course of action or seek guidance from the CCO.

Policy:

1.	Application

The Code of Ethics applies to all employees and extends to activities within and outside their duties at Merganser.

2.	Legal and Ethical Violations

Employees shall not knowingly participate in or assist any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing the investment advisory industry.

3.	Conflicts of Interest

Employees shall not enter into or engage in a security transaction or business activity or relationship, which may result in any financial or other conflict of interest between themselves, clients or Merganser. Employees shall also disclose to Merganser all matters that could reasonably be expected to interfere with their duty to Merganser, or with their ability to render unbiased and objective advice. Employees shall disclose and receive approval from the CCO for outside business activities (via MCO).

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4.	Affiliate Information Access

A “Chinese Wall” shall be in place so that Merganser will not provide access to its direct and indirect affiliates (i.e., Providence Equity Partners and its subsidiaries) of any client portfolio transactions. The “Chinese Wall” shall also prevent Merganser staff from access to its direct and indirect affiliate’s portfolio transactions.

5.	Priority of Transactions

Employees shall conduct themselves in such a manner that transactions for clients and Merganser have priority over transactions in securities or other investments of which they are beneficial owners, and so that transactions in securities or other investments in which they have such beneficial ownership do not operate adversely to clients’ and Merganser’s interests.

6.	Use of Material Nonpublic Information

Merganser forbids Employees from trading, either personally or on behalf of others (such as private accounts managed by Merganser), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.”

7.	Duty to the Company

Employees shall not undertake independent practice, which could result in compensation or other benefit in competition with Merganser unless they have received written consent from both Merganser’s CCO and the person, or entity for which they undertake independent employment or services.

8.	Preservation of Confidentiality

Employees shall preserve the confidentiality of information communicated by a client concerning matters within the scope of the confidential relationship, unless they receive information concerning illegal activities on the part of the client. Information relating to illegal activities should be communicated as soon as practicable to the CCO or designee.

9.	CFA Institute Code of Ethics and Standards of Professional Conduct
Employees shall abide by the CFA Institute Professional Standards and Code of Ethics (see Appendix A for reference).

10.	Implementation

The CCO is responsible for the implementation of the Code of Ethics, and reports to the CEO. She is required to formally meet with the CEO once a year to review the status of compliance with this policy but may meet with the CEO at any time to seek guidance or to discuss matters requiring immediate attention.

11.	Acknowledgement

All Employees must read and acknowledge receipt (via MCO) of a copy of this Code of Ethics. Questions regarding the policy or its implementation should be reviewed with the CCO or designee.

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2.	Insider Trading

Most Recently Amended: January 2, 2026

Adopted: June 21, 1996

Purpose:

The purpose of this Policy is to ensure that Merganser’s employees do not violate the laws governing the use of insider information.

Background:

Merganser’s reputation and the respect of those with whom it deals are among its most important assets. The purpose of these procedures is to establish what is considered insider information, what Merganser employees may and may not due when in possession of this information and establish the penalties for “insider trading.”

Policy:

1.	Trading by an Insider: Employees may not trade securities personally or on behalf of others (e.g., private accounts managed by Merganser) while in possession of material nonpublic information.

2.	Trading by a Non-Insider: Employees may not trade securities personally or on behalf of others (e.g., private accounts managed by Merganser) where the information was disclosed to them by an insider in violation of the insider’s duty to keep the information confidential or was misappropriated.

3.	Employees may not communicate material nonpublic information to others in violation of the law.

4.	Employees may not trade Client Securities. Client securities include a security issued by a client once an Investment Management Agreement (“IMA”) is executed. Existing holdings will be grandfathered. Disposition will require a “Pre-Clearance.”

5.	Employees must receive pre-clearance to trade fixed income securities (excluding US Treasuries). The CCO must approve the request before the employee may initiate any such transactions. The CFO of Merganser must approve any request from the CCO.
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Definitions and Limitations:

The term “insider trading” is not defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

Who is considered an “insider?”

The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Merganser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, Merganser must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is “nonpublic information”?

Information is “nonpublic” until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is “material information”?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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Misappropriation Theory

Unlike the Classical Theory of insider trading explained above (i.e., a corporate insider or temporary insider trading shares of his/her corporation based on material nonpublic information derived from that confidential relationship), the Misappropriation Theory focuses on outsiders who do not owe a duty to the issuer or its shareholders.

A corporate “outsider” is liable for insider trading when he/she (1) misappropriates confidential information (2) to trade securities (3) in breach of a fiduciary duty owed to the source of the information. For example, in O’Hagan, an attorney traded in the stock of a potential takeover target that he learned of via confidential information obtained by his law firm who was representing the target. Because he owed a fiduciary duty to his law firm and used his law firm’s confidential information to trade, he misappropriated the information.

Tipper-Tippee Liability

Similarly, corporate insiders who “tip” others to trade on insider information may be guilty of insider trading. A “tipper” (i.e., the corporate insider) is an individual who has breached his/her fiduciary duty by revealing material nonpublic information for personal benefit to the tipper. Conversely, a “tippee” (i.e., the outsider) is an individual who knows/should know of that breach, receives the information, and subsequently uses it to make a trade or tip another individual for personal benefit.

Case law defining “personal benefit” has evolved in recent years and has been a focal point of insider trading law. Courts initially look to whether the individual will directly or indirectly benefit from his/her disclosure of the information. In Dirks, the Supreme Court held that a personal benefit is a “gift of confidential information to a trading relative or friend.”1 However, the Second Circuit later declined to adopt the Dirks standard and instead held that “the personal benefit received in exchange for confidential information must be of some consequence.”2 “[T]here has to be proof of “a meaningfully close personal relationship that generates an exchange that is objective, consequential, and represents at least a potential gain of pecuniary or similarly valuable nature.”3

Procedure(s):

The following procedures have been established to aid the officers, directors, and employees of Merganser in avoiding insider trading, and to aid Merganser in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Merganser

1 Dirks v. SEC, 463 U.S. 646 (1983).

2 U.S. v. Newman, 773 F.3d 438 (2d Cir. 2014).

3 Id.

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must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

1.	Before trading for yourself or others, including accounts you may manage in a fiduciary capacity, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

a.	Is the information material?
b.	Is this information that the investor would consider important in making his or her investment decisions?
c.	Is this information that would substantially affect the market price of the securities if generally disclosed?
d.	Is the information nonpublic?
e.	To whom has this information been provided?
f.	Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

2.	If, after the consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

a.	Report the matter immediately to the CCO.
b.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company.
c.	Do not communicate the information inside or outside the Company, other than to the CCO.
d.	After the CCO has reviewed the information, you will either be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

3.	Employees who trade on, or communicate to others, may be subjected to severe penalties. Both the employee and Merganser may be penalized severely for insider trading. The penalties may include:

a.	Civil injunctions.
b.	Treble damages and disgorgement of profits.
c.	Jail sentences.
d.	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
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e.	Fines for the employer or other controlling person up to three times the amount of the profit gained or loss avoided.

4.	In addition, any violation of the policy statement can be expected to result in serious sanctions by Merganser, including dismissal of the persons involved.

5.	Employees should restrict access to material nonpublic information including persons within Merganser. In addition, care should be taken to ensure such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

6.	The prevention of insider trading violations requires constant attention. Your suggestions may contribute in a critical way to the effectiveness of these procedures. If you become aware of any situation that may possibly result in an insider trading violation, you should report the situation to the CCO immediately. Such a situation could involve an indiscreet member of management or the staff, or it could relate to the manner in which written communications of material nonpublic information are disseminated or otherwise handled by employees. Your suggestions for improving these procedures are always welcome and will be considered in your overall job evaluation.
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3.	Employee Securities Reporting

Most Recently Amended: January 2, 2025

Adopted: June 21, 1996

Purpose:

The purpose of this policy is to ensure that Merganser’s employees report their security transactions and holdings as required by Rule 204A-1 of the Investment Advisors Act of 1940, and Rule 17j-1 of the Investment Company Act of 1940.

Background:

17 § CFR 275.204A-1 of the IAA (“Rule 204A-1”) requires investment advisers to adopt codes of ethics. The rule requires advisers’ personnel to report their personal securities holdings and transactions, obtain pre-approval of transactions in certain investments, and to keep records of these reports.

Rule 204A-1 of the IAA, Rule 17j-1 of the ICA, and the Merganser Code of Ethics require that all Merganser employees annually, and upon being hired, report securities held by them, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest at the end of each year.

It is not necessary to report positions in: shares of open-end mutual funds where Merganser is not an advisor or sub-advisor, bank certificates of deposit, and securities of the Government of the United States and its agencies. Exchange Traded Funds (ETFs) must be reported.

Policy:

1.	All new employees must file an initial securities holdings report with the CCO or designee within 10 days of their start date.

2.	All employees must file an annual securities holding report with the CCO or designee within 10 business days of the end of the year.

3.	All employees must file a quarterly securities transaction report with the CCO or designee within 10 business days after the end of the calendar quarter.

4.	The CCO or designee will review, initial and date all employee initial, annual holdings reports as well as the quarterly transaction reports. The CFO will review, initial and date all reports submitted by the CCO. The CCO will review, initial and
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date reports submitted by a person designated to review employee reports. This process may be performed electronically via MCO.

5.	All employees of Merganser are required to file a request for pre-clearance of IPOs, private placements, and fixed income securities with the CCO. The CCO must approve the request before the employee may initiate any transactions in IPOs, private placements, and fixed income securities. The CFO of Merganser must approve any request from the CCO.

6.	Compliance will maintain the employees’ securities reports in accordance with its recordkeeping policies and procedures.

7.	Employees must report violations of this policy to the CCO or designee. If reported to a designee, the designee will notify the CCO of the violation. Violations by the CCO will be reported to the CFO and CEO.

8.	Merganser will not take any retaliatory action against any employee for reporting violations.

Definitions and Limitations:

Rule 204A-1 of the IAA and Rule 17j-1 of the ICA are the basis for these procedures.

Employees required to file

An access person is an employee who has access to non-public information regarding any client’s trading or any reportable fund’s holdings, who is involved in making securities recommendations to clients, or who has access to non-public securities recommendations. All of Merganser’s employees are presumed to be access persons and will be required to comply with these reporting requirements. Employees claiming an exemption to the requirements must advise the CCO in writing. The CCO, in consultation with management as needed, determines if a person does not meet the criteria to be deemed an access person.

Reports to be filed

Rule 204A-1 of the IAA and Rule 17j-1 of ICA require all access persons to report their securities transactions and holdings. The requirements include an initial and annual list of holdings, a quarterly transaction report, and pre-approval of certain transactions.

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Employee relationships requiring and exempt from reporting

1.	Employees must file reports if they have a direct or indirect beneficial interest in securities. This interest is presumed to include immediate family members sharing the same household, including spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, and in-laws. It also includes serving as a trustee or in any other fiduciary capacity, when the employee has trading authority over another person’s account, and when the employee is a beneficiary of a trust and has input on security transactions.

2.	Employees are exempt from reporting securities held in accounts over which they have no direct or indirect influence or control. To qualify for an exemption, employees must advise the CCO in writing. The CCO determines if an account meets the criteria to be deemed exempt from reporting.

Exemptions from reporting requirements

1.	Transactions effected pursuant to an automatic investment plan.

2.	Securities held in accounts over which the employee has no direct or indirect influence or control.

3.	Securities of the Government of the United States and its agencies, bank accounts, including certificates of deposit, money market instruments, Israeli savings bonds, and shares of open-end mutual funds where Merganser is not an advisor or sub-advisor. Exchange Traded Funds (ETFs) must be reported. All other securities must be reported.

Procedure(s):

The CCO or designee will review all reports. If there are any questions about the reports, the CCO or designee will review the report with the employee and take appropriate action. Any violations will be reported to the CCO. The CCO or designee will initial and date all reports including any supporting documents. This process may be performed electronically via MCO. A log of reports received will be maintained in MCO.

The CFO will review the CCO’s reports. The CCO will review reports from non-employees. Any questions regarding this policy and the procedures should be directed to the CCO or designee.

Initial Employee Securities Holdings Report

1.	The CCO or designee will review with each new employee the requirement to file an initial list of holdings for all accounts the employee has an interest in. (See definition:
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Employee relationships requiring reporting.) The report must be filed within ten (10) days of hire, and the list of securities must be current within 45 days of hire.

2.	The Employee Initial and Annual Securities Holdings Certification must be completed (via MCO) regardless of how the holdings are reported.

3.	The Employee Initial and Annual Securities Holdings Report must include a description of the security, the type of security, quantity, registration of the account and the broker/dealer.

4.	A separate report must be filed for each account, and the relationship of the employee to the account owner noted on the report.

5.	In lieu of listing the holdings, the requirement may be completed by furnishing the most recent broker/dealer statement containing a list of holdings.

Annual Employee Securities Holding Report

1.	On or about last day of the calendar year, the CCO or designee will e-mail all Merganser employees (via MCO) notifying them that they must file an Annual Securities Holdings Report. The report must include a description of the security, the type of security, quantity, registration of the account and the broker/dealer.

2.	The Employee Initial and Annual Securities Holdings Certification must be completed (via MCO) regardless of how the holdings are reported.

3.	The Employee Initial and Annual Securities Holdings Report must include a description of the security, the type of security, quantity, registration of the account and the broker/dealer.

4.	A separate report must be filed for each account, and the relationship of the employee to the account owner noted on the report.

5.	In lieu of listing the holdings, the requirement may be completed by furnishing a year-end broker/dealer statement containing a list of holdings.

Quarterly Employee Securities Transaction Report

1.	Each Access Person shall direct any broker/dealer at which he/she maintains an account, to provide on a timely basis, duplicate confirmations of all personal securities transactions and periodic statements for all securities accounts to the CCO. In addition, each Access Person shall direct any other institution at which he/she maintains accounts holding reportable securities, to provide on a timely basis,
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duplicate confirmations of all personal securities transactions and periodic statements for all securities accounts to the CCO. The Compliance Department shall date stamp all duplicate copies of personal securities transactions and account statements upon receipt. The CCO shall review all reports submitted (via MCO) by Access Persons to ensure that all reporting requirements are complied with. The CFO will review the CCO’s reports. The CCO will review reports from non-employees.

2.	On or about last day of each calendar quarter, the CCO or designee will e-mail (via MCO) all Merganser employees notifying them that they must file a report listing those accounts that they have instructed to send duplicate confirmations to Merganser. In doing so, the employee must certify that the list is complete. Access Persons who do not require duplicate statements must still attest their status.

Pre-Clearance of “IPO”, Private Placement, and/or Fixed Income Transactions

1.	Employees of Merganser are required to secure permission (i.e., Pre-Clearance) before executing a transaction in any initial public offering (“IPO”), private placement or fixed income security.

2.	A separate Pre-Clearance Request must be filed in MCO for each transaction.

3.	The request must be approved prior to executing any transaction requiring a pre-clearance.

4.	The CCO or designee must approve the request.

5.	The CFO will approve or deny requests by the CCO.

6.	The Employee Pre-Clearance of IPO, Private Placement and Fixed Income securities request will be retained by Compliance. Employees should keep a copy of the form.

7.	Employees must submit a copy of the trade confirmation to the CCO or designee. Trade confirmations received via MCO automated feeds are sufficient.
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Appendix A - CFA Institute Code of Ethics and Standards of Professional Conduct

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CFA Institute Code of Ethics and
Standards of Professional Conduct

Preamble

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to continue to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst [CFA] designation) and CFA candidates have the personal responsibility to embrace and uphold the provisions of the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

The Code of Ethics

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

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•	Act with integrity, competence, diligence, and respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity and viability of the global capital markets for the ultimate benefit of society.

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

Standards of Professional Conduct

I.	PROFESSIONALISM

A.	Knowledge of the Law

Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute

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Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.	Independence and Objectivity

Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.	Misrepresentation

Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D.	Misconduct

Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

E.	Competence

Members and Candidates must act with and maintain the

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competence necessary to fulfill their professional responsibilities.

II.	INTEGRITY OF CAPITAL MARKETS

A.	Material Nonpublic Information

Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B.	Market Manipulation

Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.	DUTIES TO CLIENTS

A.	Loyalty, Prudence, and Care

Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.

B.	Fair Dealing

Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

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C.	Suitability

1. When Members and Candidates are in an advisory relationship with a client, they must:

a. Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b. Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c. Judge the suitability of investments in the context of the client’s total portfolio.

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.	Performance Presentation

When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

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E.	Preservation of Confidentiality

Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client,

2. Disclosure is required by law, or

3. The client or prospective client permits disclosure of the information.

IV.	DUTIES TO EMPLOYERS

A.	Loyalty

In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.	Additional Compensation Arrangements

Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

C.	Responsibilities of Supervisors

Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with

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applicable laws, rules, regulations, and the Code and Standards.

V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A.	Diligence and Reasonable Basis

Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.	Communication with Clients and Prospective Clients

Members and Candidates must:

1. Disclose to clients and prospective clients the nature of the services provided, along with information about the costs to the client associated with those services.

2. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

3. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.

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4. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

5. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.	Record Retention

Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST

A.	Avoid or Disclose Conflicts

Members and Candidates must avoid or make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity and interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B.	Priority of Transactions

Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

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C.	Referral Fees

Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.	Conduct as Participants in CFA Institute Programs

Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of CFA Institute programs.

B.	Reference to CFA Institute, the CFA Designation, and the CFA Program

When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

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